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                             WESTPOINT STEVENS INC.


EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                          THREE                         NINE
                                                       MONTHS ENDED                 MONTHS ENDED
                                                       SEPTEMBER 30,                SEPTEMBER 30,
                                                 ----------------------      --------------------------
                                                   1996          1995            1996            1995
                                                 --------     ---------      ----------     -----------

Primary:
Average shares outstanding                         31,285        32,551          31,392          32,876

Shares issuable under 1995
      Key Employee Stock Bonus Plan                    43          --                57            --

Net effect of dilutive stock options
      - based on the treasury stock
      method using average market price               497          --               433            --
                                                 --------     ---------      ----------     -----------

Total                                              31,825        32,551          31,882          32,876
                                                 ========     =========      ==========     ===========

Net income (loss)                                $ 21,712     $ (40,856)     $   38,402     $  (145,721)
                                                 ========     =========      ==========     ===========

Per share amount                                 $    .68     $   (1.26)     $     1.20     $     (4.43)
                                                 ========     =========      ==========     ===========




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